Exhibit 99.1

Inventergy Announces Private Placement of $3.0 Million

CAMPBELL, CA — (Marketwired) — 07/22/16 — Inventergy Global, Inc., a Silicon Valley intellectual property company, (NASDAQ: INVT) ("Inventergy" or the "Company"), today announced that it has entered into a definitive agreement with institutional investors for the private placement of shares of its Series E convertible preferred stock and warrants to purchase shares of common stock for gross proceeds of $3.0 million. Inventergy intends to use $2.5 million of the net proceeds from the transaction to redeem approximately 70% of the existing shares of Series C convertible preferred stock and will use the remaining net proceeds for working capital. The investors have also agreed not to convert any outstanding shares of Series C preferred stock at an exercise price of less than $1.50 per share for the next 60 days.

The Series E preferred stock to be issued to investors will have a cash dividend of 5% per annum and a conversion price of $2.005 per share, subject to adjustment. The Series E preferred stock is initially convertible into approximately 1,496,260 shares of common stock, subject to certain adjustments, unless earlier redeemed by the Company. The Company, at its option, may redeem the Series E preferred stock at premiums ranging from 26% to 50% depending on the redemption date. In addition, the Company will issue to the investors warrants to purchase an aggregate of 1,271,826 shares of common stock. The warrants are exercisable for a term of five years commencing six months after the closing of the transaction at an exercise price of $2.005 per share, subject to certain adjustments. The number of shares issuable upon conversion of the Series E preferred stock is limited to 19.99% of the Company’s currently outstanding shares of common stock unless and until the Company receives stockholder approval for the transaction. The transaction is expected to close on or about July 25, 2016, subject to the satisfaction of customary closing conditions.

Chardan Capital Markets acted as the exclusive placement agent for the transaction.

Joe Beyers, Inventergy's CEO, stated, “We are thankful for the support of the investors in this transaction. We believe this transaction will provide us with a runway to drive our monetization efforts toward very meaningful milestones.”

The Series E convertible preferred stock and the warrants were offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Regulation D promulgated thereunder. The Series E convertible preferred stock, the warrants and the common stock issuable upon the conversion of the Series E convertible preferred stock and the exercise of the warrants have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Further details of the transaction will be described in a Current Report on Form 8-K to be filed with the SEC by the Company and the information herein is qualified in its entirety by the Current Report on Form 8-K to be filed with respect to this transaction.

About Inventergy Global, Inc.

Inventergy Global, Inc. ("Inventergy") is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements, estimates, forecasts and projections with respect to future performance and events, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its affiliates and subsidiaries and their respective management teams. Forward-looking statements are not statements of historical fact and often contain words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "should," "seek" and similar expressions. Investors and prospective investors are cautioned that any such forward- looking statements are not guarantees of future performance and involve risks and uncertainties, including the risk factors set forth from time to time in our filings with the Securities and Exchange Commission. These risks could cause actual results to differ materially from those expressed or implied in the forward-looking statements. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

For more information about Inventergy, visit www.inventergy.com.

Source: Inventergy Global, Inc.